Exhibit 23.2

March 23, 2020

Diamond S Shipping Inc.

33 Benedict Place

Greenwich, Connecticut 06830

Ladies and Gentlemen,

Reference is made to the Annual Report on Form 10-K of Diamond S Shipping Inc. (the “Company”) for the year ended December 31, 2019 (the “Annual Report”) and the registration statement on Form S-8 (File No. 333-230759) of the Company, as may be amended, including the prospectus contained therein (the “Registration Statement”). We hereby consent to all references to our name in the Annual Report and to the use of the statistical information and industry and market data in the full format supplied by us as set forth in the Annual Report and to the incorporation by reference of the same in the Registration Statement.

We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:

1.	certain information in our database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and
2.	the information in the databases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statement.

Yours faithfully,

/s/ Dag_Kilen

Name: Dag Kilen

Title: Director – Global Head of Research

Fearnleys AS